FILM ROMAN, INC.
                  1999 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

1.   PURPOSE.

     This 1999 Non-Employee Directors Stock Option Plan (hereinafter, the "PLAN") is intended to promote the interests of Film Roman, Inc. (the "COMPANY"), by providing an inducement to obtain and retain the services of qualified persons who are not employees or officers of the Company to serve as members of its Board of Directors (the "BOARD").

2.   AVAILABLE SHARES.

     The total number of shares of Common Stock, $.001 par value per share, of the Company (the "COMMON STOCK"), for which options may be granted under the Plan shall not exceed 100,000 shares subject to adjustment in accordance with paragraph 10 of the Plan. Shares subject to the Plan are authorized but unissued shares or treasury shares. If any options granted under the Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor shall continue to be available under the Plan.

3.   ADMINISTRATION.

     The Plan shall be administered by the Board or by a committee appointed by the Board (the "COMMITTEE") composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")). In the event the Board does not appoint a Committee, the Board shall have all power and authority to administer the Plan. In such event, the word "Committee" wherever used herein shall be deemed to mean the Board. The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions hereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

4.   GRANTING OF OPTIONS.

     Upon the initial election or appointment to the Board of any person who is not then a current employee or officer of the Company (each such person an "OPTIONEE"), the Committee shall grant to such Optionee, at the first meeting of the Committee following the date of such election or appointment and with an effective date of grant as of the date of the first meeting of the Board of Directors attended by the Optionee after their appointment or election, a ten year option to purchase 25,000 shares of Common Stock. The Committee shall grant to each Optionee who is then serving on the Board, with an effective date of grant as of the date of each Annual Meeting of the Company's stockholders commencing on the Annual Meeting for the fiscal year ended December 31, 1998 (or any Special Meeting in lieu of an Annual Meeting), a ten year option to purchase 5,000 shares of Common Stock. The grants made pursuant to this Section 4, and any grants made pursuant to Section 10, shall constitute the only grants under the Plan, or any other stock option plan of the Company, permitted to be made to an Optionee, unless the Optionee is expressly made eligible for additional grants by a resolution of the Board.


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5.   OPTION PRICE.

     The purchase price of the stock covered by an option granted pursuant to this Plan (the "EXERCISE PRICE") shall be 100% of the fair market value of such shares on the day the option is granted. The option price will be subject to adjustment in accordance with the provisions of Section 10 below. For purposes of this Plan "fair market value" per share at any date shall mean (i) if the Common Stock is listed on an exchange or exchanges, or admitted for trading in a market system which provides last sale data under Rule 11Aa3-1 of the Exchange Act (a "MARKET SYSTEM"), the last reported sales price per share on the last business day prior to such date on the principal exchange on which it is traded, or in such a Market System, as applicable, or if no sale was made on such day on such principal exchange or in such a Market System, as applicable, the last reported sales price per share on the most recent day prior to such date on which a sale was reported on such exchange or such Market System, as applicable; or (ii) if the Common Stock is not then traded on an exchange or in such a Market System, the average of the closing bid and asked prices per share for the Common Stock in the over-the-counter market as quoted on Nasdaq on the day prior to such date; or (iii) if the Common Stock is not listed on an exchange or quoted on Nasdaq, an amount determined in good faith by the Committee, whose determination shall be final and conclusive for purposes of the Plan and any agreement entered into pursuant to the Plan.

6.   PERIOD OF OPTION.

     Unless sooner terminated in accordance with the provisions of Section 8 below, an option granted hereunder shall expire on the date which is ten years after the date of grant of the option.

7.   VESTING OF SHARES, LEGENDS AND NON-TRANSFERABILITY OF OPTIONS.

(a)  VESTING.

     Options granted under this Plan shall vest fully upon issuance.

(b)  LEGEND ON CERTIFICATES.

     The certificates representing such shares shall carry such appropriate legends and such written instructions shall be given to the Company's transfer agent as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1933, as amended, or any state securities laws.

(c)  NON-TRANSFERABILITY.

     Any option granted pursuant to this Plan shall not be assignable or transferable other than by will or the laws of descent and distribution and shall be exercisable during the Optionee's lifetime only by him or her.


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8.   TERMINATION OF OPTION RIGHTS.

     (a) In the event an Optionee ceases to be a member of the Board for any reason other than death or permanent disability ("PERMANENT DISABILITY"), as determined by the Committee in its sole discretion, any then unexercised portion of options granted to such Optionee shall, to the extent not then vested, immediately terminate and become void; any portion of an option which is then vested but has not been exercised at the time the Optionee so ceases to be a member of the Board may be exercised, to the extent it is then vested, by the Optionee until the earlier of the scheduled expiration date of the option and 90 days after the date the Optionee ceased to be a member of the Board.

     (b) In the event that an Optionee ceases to be a member of the Board by reason of his or her death or Permanent Disability, any option granted to such Optionee shall be immediately and automatically accelerated and become fully vested and all unexercised options shall be exercisable by the Optionee (or by the optionee's personal representative, heir or legatee, in the event of death) until the earlier of the scheduled expiration date of the option or one year after the death or disability of the Optionee.

     (c) Notwithstanding the provisions in this Section 8, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of a participant's ceasing to be a member of the Board.

9.   EXERCISE OF OPTION.

     An option granted hereunder shall be exercisable in whole or in part by giving written notice to the Company at its principal office address, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares. Payment may be (a) in United States dollars in cash or by check, (b) in whole or in part in shares of Common Stock of the Company already owned by the person or persons exercising the option or shares subject to the option being exercised (subject to such restrictions and guidelines as the Board may adopt from time to time), valued at fair market value determined in accordance with the provisions of Section 5 or
(c) consistent with applicable law and subject to the Committee's approval at its sole discretion, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise. The Company's transfer agent shall, on behalf of the Company, prepare a certificate or certificates representing such shares acquired pursuant to exercise of the option, shall register the Optionee as the owner of such shares on the books of the Company and shall cause the fully executed certificates(s) representing such shares to be delivered to the Optionee as soon as practicable after payment of the option price in full. The holder of an option shall not have any rights of a stockholder with respect to the shares covered by the option except to the extent that one or more certificates for such shares shall be delivered to him or her upon the due exercise of the option.


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10.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND OTHER MATTERS.

     Upon the occurrence of any of the following events, an Optionee's rights with respect to options granted to him or her hereunder shall be adjusted as hereinafter provided:

(a)  STOCK DIVIDENDS.

     If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends or through a recapitalization resulting in stock splits, or combinations or exchanges of the outstanding shares of Common Stock, (i) the number of shares covered by outstanding options issued pursuant to the Plan, and (ii) the Exercise Price of any option issued pursuant to the Plan in effect prior to such change, shall be proportionately adjusted by the Committee to reflect such event; PROVIDED, HOWEVER, that any fractional shares resulting from the adjustment shall be eliminated.

(b)  MERGER; CONSOLIDATION; LIQUIDATION; SALE OF ASSETS.

     In the event the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation or if the Company is liquidated or sells or otherwise disposes of all or substantially all of its assets to another corporation (a "LIQUIDATING EVENT") while unexercised options remain outstanding under this Plan, (i) subject to the provisions of clause (ii) below, after the effective date of such Liquidating Event each holder of an outstanding option, to the extent such option is vested, shall be entitled, upon exercise of such option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of the Liquidating Event; or (ii) all outstanding options may be cancelled by the Board as of the effective date of any such Liquidating Event, provided that notice of such cancellation shall be given to each holder of an option, and each such option shall immediately vest in full 30 days preceding the effective date of such Liquidating Event such that each such holder thereof shall have the right to exercise such option in full during such 30-day period preceding the effective date of the Liquidating Event.

(c)  ISSUANCE OF SECURITIES.

     Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

(d)  NO FRACTIONAL SHARES.

     No fractional shares shall actually be issued under the Plan. Any fractional shares which, but for this subparagraph (d), would have been issued to an Optionee pursuant to an option shall be eliminated without the Company's payment of any consideration to the Optionee.


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(e)  ADJUSTMENTS.

     Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Section 2 above that are subject to options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect such events. The Committee shall determine the specific adjustments to be made under this Section 10 and its determination shall be conclusive.

11.  RESTRICTIONS ON ISSUANCE OF SHARES.

     Notwithstanding the provisions of Sections 4 and 9 above, the Company shall have no obligation to deliver any certificate or certificates upon exercise of an option until one of the following conditions shall be satisfied: (i) the shares with respect to which the option has been exercised are at the time of the issue of such shares effectively registered under applicable federal and state securities laws as now in force or hereafter amended; or (ii) counsel for the Company shall have given an opinion that such shares are exempt from registration under federal and state securities laws as now in force or hereafter amended; and the Company has complied with all applicable laws and regulations with respect thereto, including without limitation all regulations required by any stock exchange upon which the Company's outstanding Common stock is then listed.

12.  REPRESENTATION OF OPTIONEE.

     If requested by the Company, the Optionee shall deliver to the Company written representations and warranties upon exercise of the option that are necessary to show compliance with federal and state securities laws, including representations and warranties to the effect that a purchase of shares under the option is made for investment and not with a view to their distribution (as that term is used in the Securities Act of 1933, as amended).

13.  OPTION AGREEMENT.

     Each option granted under the provisions of this Plan shall be evidenced by an option agreement, which agreement shall be duly executed and delivered on behalf of the Company and by the Optionee to whom such option is granted. The option agreement shall contain such terms, provisions and conditions not inconsistent with this Plan as may be determined by the officer executing it.

14.  TERM AND AMENDMENT OF PLAN.

     This Plan was adopted by the Board effective as of February 26, 1999, and is subject to approval by the stockholders of the Company. Prior to the adoption of the Plan by the stockholders of the Company, no Optionee shall receive any option grant hereunder. The Plan will terminate, and no options shall be granted under the Plan, as of that date which is ten years from the date the Plan is adopted by the Board, provided the Board may at any earlier time terminate the Plan or make such modification or amendment thereof as it deems advisable; provided, further that the Board may not, without approval by the stockholders,
(a) increase the maximum number of shares for which


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options may be granted under the Plan (except by adjustment pursuant to
Section 10), (b) materially modify the requirements as to eligibility to participate in the Plan, (c) materially increase benefits accruing to option holders under the Plan or (d) amend the Plan in any manner which would cause the Plan to cease to comply with Exchange Act Rule 16b-3. Neither the Committee nor the Board shall, except as provided in Section 10, have the power to adjust or amend the exercise price of any options granted pursuant hereto, whether through amendment, cancellation or replacement grants, or any other means. Termination or any modification or amendment of the Plan shall not, without consent of a participant, affect his or her rights under an option previously granted to him or her.

15.  COMPLIANCE WITH REGULATIONS.

     It is the Company's intent that this Plan comply in all respects with Exchange Act Rule 16b-3 and any applicable Securities and Exchange Commission interpretations thereof. If any provision of the Plan is deemed not to be in compliance with Exchange Act Rule 16b-3, such provision shall be null and void.

16.  TAX WITHHOLDING OBLIGATIONS.

     To the extent required by applicable federal, state, local or foreign law, an Optionee or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Stock or make any cash payment under the Plan until such obligations are satisfied.